EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on July 28, 2017 by and between SharpSpring, Inc., a Delaware corporation (the “Company”); and Edward Lawton (“Employee”).

1.	This Agreement amends that certain Employee Agreement dated August 15, 2014 made and entered into by the parties hereto, as amended from time to time (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.	Article Nine - Termination of Employment is deleted and replaced with the following:

9.1. Termination of Employment. Employee’s employment hereunder shall automatically terminate upon (i) his death; (ii) Employee voluntarily leaving the employ of the Company; (iii) at the Company’s sole discretion, upon fifteen (15) days prior written notice to Employee if the Company terminates his employment hereunder without Cause; (iv) at the Company’s sole discretion, upon two (2) days prior written notice to Employee if the Company terminates his employment hereunder for Cause. For purposes hereof, Cause shall include (i) Employee’s willful malfeasance, misfeasance, nonfeasance or gross negligence in connection with the performance of his duties, (ii) any willful misrepresentation or concealment of a material fact made by Employee in connection with this Employee Agreement; or (iii) the willful breach of any material covenant made by Employee hereunder.

9.2. Severance Benefits Payment. In the event that the Employee voluntarily leaves the employ of the Company because of Good Reason (as defined below) or if the Company terminates his employment hereunder without Cause, then the Employee shall be entitled to receive payment of severance benefits equal to the Employee’s monthly base salary in effect on the date of termination for six (6) months (the “Severance Period”) following the date of termination. Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule, commencing on the first regular payroll date of the Company following the Employee’s date of termination. Health insurance benefits with the same coverage provided to the Employee prior to the termination (e.g., medical, dental, optical, mental health) and in all other material respects comparable to those in place immediately prior to the termination will be provided at the Company’s expense during the Severance Period. Additionally, Employee shall be entitled to any portion of any Other Compensation (as described in Section 4.2) due to Employee pro-rated to the date of termination, payable on the first regular payroll date of the Company following the Employee’s date of termination. For purposes hereof, “Good Reason” shall mean any material diminution in the Employee’s responsibilities, title or authority, or without Employee’s consent, any reduction in the Employee’s then-current compensation as set forth in Article 4 hereof, or any material breach by the Company of this Employee Agreement or any other agreement between the Company and the Employee, that is not cured within 30 days after written notice of such condition is given by Employee to the Board.

3.	All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SHARPSPRING, INC.

By:	/s/ Richard Carlson
Richard Carlson, CEO

EMPLOYEE

/s/ Edward Lawton
Edward Lawton